Exhibit 99.1

Nautilus, Inc. Reports Fourth Quarter and Full Year 2010

Results

Returns to positive income from continuing operations in fourth quarter of 2010

Significant sales growth in Bowflex TreadClimber product line

VANCOUVER, Washington, March 8, 2011 – Nautilus, Inc. (NYSE: NLS) today announced unaudited results for the fourth quarter and full year ended December 31, 2010. Continuing operations include the Company’s direct and retail fitness businesses. The Company’s commercial fitness business is reported as a discontinued operation. Unless otherwise noted, all information regarding the Company’s operating results pertains to continuing operations.

The Company reported net sales of $53.7 million in the fourth quarter of 2010, unchanged from the fourth quarter of 2009.

Comparative Q4 net sales by segment:

Three Months Ended	Dec 31, 2010	Dec 31, 2009	$ Change	% Change

(in thousands)
Direct	$28,219	$28,876	($657)	-2.3%
Retail	23,920	24,037	(117)	-0.5%
Unallocated Corporate (Royalty Income)	1,551	759	792	104.3%

Net Sales	$53,690	$53,672	$18	0.03%

Direct Channel:

Total sales through the Company’s direct channel in the fourth quarter of 2010 were $28.2 million, a slight decline of 2.3% from total direct sales in the comparable period in 2009. In the fourth quarter of 2009, the Company experienced a 19.9% decline in total direct sales from sales levels in the fourth quarter of 2008. Direct channel sales of the Company’s cardio oriented products in the fourth quarter of 2010 increased 17.0% compared to the fourth quarter of 2009, primarily due to increased sales of its proprietary Bowflex® TreadClimber cardio product line. This largely offset continuing sales declines of the Company’s legacy strength oriented products, including Bowflex® rod-based home gyms, which fell 32.3% in the fourth quarter of 2010 compared to 2009. Sales in the fourth quarter of 2010 benefited from an increase in television and online marketing expenditures in support of the Bowflex® TreadClimber product line. In 2011, the Company will continue to focus more of its advertising efforts around the Bowflex® TreadClimber product line to gain greater consumer awareness of the product with the goal of increasing market share in the cardio oriented fitness market which is significantly larger than the strength market. TreadClimber sales have continued to be strong in Q1 2011 and we believe that, by the second half of 2011, increases in our sales of cardio products should more than offset future declines in sales of home gym products.

Sales in the fourth quarter of 2010 were also favorably impacted by new financing programs. During most of 2010, the Company experienced significantly declining credit approval rates from its previous consumer financing source from levels typically attained in prior years. In September 2010, the Company began to transition to a new third party financing source which has designed financing options that better fit its customers’ needs. Total credit approvals from the Company’s primary and secondary financing sources increased throughout the quarter, but averaged approximately 20% of applications processed compared to approximately 18% in the fourth quarter of 2009. The Company expects that credit approval rates in 2011 will remain at the levels experienced late in the fourth quarter of 2010 or improve modestly as the Company continues to optimize its consumer financing programs.

Retail Channel:

Total sales through the Company’s retail channel in the fourth quarter of 2010, were $23.9 million, essentially unchanged from total retail sales in the comparable period in 2009. Retail channel sales of the Company’s cardio oriented products in the fourth quarter of 2010 increased 9.6% compared to 2009, primarily due to increased sales of Schwinn® exercise bikes. Similar to what the Company experienced in the direct channel, retail sales of strength oriented products in the fourth quarter of 2010 declined 13.6% compared to the fourth quarter of 2009 due in large part to declining sales of home gyms.

Comparative segment operating income (loss)

Three Months Ended	Dec 31, 2010	Dec 31, 2009	$ Change	% Change

(in thousands)
Direct	($1,578)	($5,771)	$4,193	72.7%
Retail	5,806	5,998	(192)	-3.2%
Unallocated Corporate	(1,874)	(4,065)	2,191	53.9%
Restructure & Impairment	—	(3,908)	3,908	100.0%

Operating Income (Loss)	$2,354	($7,746)	$10,100	130.4%

Consolidated gross profit margin in the fourth quarter of 2010 was 44.1% of net sales, compared to 48.7% for the same period in 2009. Gross profit margin in the direct business was 52.1% for the fourth quarter of 2010 compared to 60.7% for the same period in 2009, primarily due to the Company’s decision to offer deep discounts on one specific end-of-life home gym. The use of promotional programs for home gyms is expected to be more limited throughout 2011. Gross profit margin in the retail business was 31.2% for the fourth quarter of 2010 compared to 32.6% in the fourth quarter of 2009 due to changes in product mix.

Operating expenses in the fourth quarter of 2010 totaled $21.3 million, compared to $33.9 million for the same period in 2009. The Company began reallocating a greater portion of its television and online advertising budget toward the Bowflex® TreadClimber product line during the fourth quarter of 2010 and expects to continue to direct the vast majority of such expenditures to this product line during 2011. Also in 2011, the Company expects to rely on a lower cost internet based advertising strategy for its home gyms, which are able to capitalize on the extensive product awareness that currently exists for Bowflex® rod-based home gyms. Operating expenses in the fourth quarter of 2009 included $5.2 million of advertising and related creative content incurred with the introduction of the Nautilus Mobia® cardio product. In addition, in the fourth quarter of 2009, the Company incurred non-cash impairment and restructuring charges of $3.9 million which are included in Operating Expenses.

Net loss for the quarter ended December 31, 2010 was $39.0 thousand and included income from continuing operations, net of tax, of $2.0 million or $0.06 per share and a loss from discontinued operations of $2.0 million or a loss of $0.06 per share. Net income for the quarter ended December 31, 2009 totaled $5.7 million or $0.19 per share due in large part to recognition of $11.4 million of tax loss carry-backs, which more than offset pre-tax losses from continuing operations of $8.4 million. In the fourth quarter of 2009, income from discontinued operations totaled $2.7 million, or $0.09 per share, due primarily to gains realized from an adjustment to previous fair value estimates of assets in process of being sold.

For the full year ended December 31, 2010, net sales were $168.5 million compared to $189.3 million in 2009. Loss from continuing operations, net of tax, in 2010 was $9.8 million or loss of $0.32 per share compared to a loss, net of income tax benefit, of $18.6 million or a loss of $0.61 per share in 2009. The loss from continuing operations in 2009 included $20.1 million of non-cash charges related to goodwill write-downs, other intangible asset impairments and restructuring charges, which were offset in part by an income tax benefit of $10.9 million.

At December 31, 2010, the Company had cash and cash equivalents of $14.3 million compared to $7.3 million at December 31, 2009.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “We are pleased with the progress we are making in many areas of our business. Our strategy is to reposition Nautilus with a dominant emphasis toward cardio based products, as they represent the largest segment of the fitness market. We are seeing positive results from our consumer credit finance program with GE Money Bank and anticipate that, in 2011, we will continue to benefit from credit approval rates attained late in 2010. In addition, we implemented a new, Tier II consumer finance program in the middle of January 2011 and its initial results are encouraging. While we see sales beginning to improve after several quarters of declining sales, we need to continue to diligently manage our operating expenses at all levels of the business to ensure that we remain on a path to profitable growth.”

Conference call

Nautilus will host a conference call today, March 8, 2011, at 4:30 p.m. EST (1:30 p.m. PST). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 950-7243 in North America, and international listeners may call (212) 231-2939.

A telephonic playback will be available from 6:30 p.m. EST, March 8, 2011, through 6:30 p.m. EDT, March 22, 2011. Participants can dial (800) 633-8284 in North America, and international participants can dial (402) 977-9140 to hear the playback. The passcode is 21511702 to hear the playback.

Safe Harbor Statement:

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning anticipated declines in sales of strength products, increased sales of cardio-oriented products, and the expectation that increased sales of the Bowflex® TreadClimber product line should offset declines in sales of legacy strength products by the second half of 2011; potential improvement in consumer credit financing approval rates and possible corresponding improvements in sales; and the continuance of promotional programs and the impact of such programs on profit margins. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to acquire inventory from sole source foreign manufacturers at acceptable cost, within timely delivery schedules and that meet our quality control standards, availability and price of media time consistent with our cost and audience profile parameters, a decline in consumer spending due to unfavorable economic conditions, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, the impact that delisting or potential delisting of our common stock from the New York Stock Exchange may have on our customer and supplier relationships and reputation, our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$14,296	$7,289
Restricted cash	351	—
Trade receivables, net of allowances of $301 in 2010 and $4,160 in 2009	19,633	27,799
Inventories	10,347	13,119
Prepaids and other current assets	5,331	4,705
Income taxes receivable	456	13,178
Short-term notes receivable	832	338
Assets of discontinued operation held-for-sale	292	10,781
Deferred income tax assets	57	54

Total current assets	51,595	77,263
Restricted cash	—	4,933
Property, plant and equipment, net	3,795	8,042
Goodwill	2,931	2,794
Other intangible assets, net	18,774	20,838
Other assets	1,272	1,302

Total assets	$78,367	$115,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$24,535	$37,107
Accrued liabilities	7,045	10,744
Warranty obligations, current portion	3,539	7,129
Deferred income tax liabilities	1,160	1,220

Total current liabilities	36,279	56,200
Long-term payable to a related party	5,141	—
Warranty obligations - non-current	396	1,250
Income taxes payable - non-current	3,210	2,866
Deferred income tax liabilities – non-current	1,008	754
Other long-term liabilities	1,534	1,619

Total liabilities	47,568	62,689

Commitments and contingencies
Stockholders’ equity:
Common stock - no par value, 75,000 shares authorized and 30,744 shares issued and outstanding at December 31, 2010 and 2009	5,051	4,414
Retained earnings	18,295	41,136
Accumulated other comprehensive income	7,453	6,933

Total stockholders’ equity	30,799	52,483

Total liabilities and stockholders’ equity	$78,367	$115,172

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009
Net sales	$168,450	$189,260
Cost of sales	91,704	92,745

Gross profit	76,746	96,515

Operating expenses:
Selling and marketing	64,039	75,827
General and administrative	19,371	24,616
Research and development	2,905	5,222
Restructuring	—	14,151
Intangible asset impairments	—	5,904

Total operating expenses	86,315	125,720

Operating loss	(9,569)	(29,205)

Other income (expense):
Interest income	15	77
Interest expense	(140)	(168)
Other income (expense), net	464	(194)

Total other income (expense), net	339	(285)

Loss from continuing operations before income taxes	(9,230)	(29,490)
Income tax expense (benefit)	588	(10,880)

Loss from continuing operations	(9,818)	(18,610)

Discontinued operations:
Loss from discontinued operations before income taxes	(12,924)	(34,777)
Income tax expense (benefit) of discontinued operations	99	(90)

Loss from discontinued operations	(13,023)	(34,687)

Net loss	$(22,841)	$(53,297)

Loss per share from continuing operations:
Basic and diluted	$(0.32)	$(0.61)
Loss per share from discontinued operations:
Basic and diluted	$(0.42)	$(1.13)
Net loss per share:
Basic and diluted	$(0.74)	$(1.74)
Weighted average shares outstanding:
Basic and diluted	30,744	30,664

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Quarter Ended December 31,
	2010	2009
Net sales	$53,690	$53,672
Cost of sales	29,996	27,551

Gross profit	23,694	26,121

Operating expenses:
Selling and marketing	16,104	22,625
General and administrative	4,621	6,029
Research and development	615	1,305
Restructuring	—	105
Intangible asset impairments	—	3,803

Total operating expenses	21,340	33,867

Operating income (loss)	2,354	(7,746)

Other income (expense):
Interest income	—	62
Interest expense	(131)	(16)
Other income (expense), net	180	(670)

Total other income (expense), net	49	(624)

Income (loss) from continuing operations before income taxes	2,403	(8,370)
Income tax expense (benefit)	458	(11,385)

Income from continuing operations	1,945	3,015

Discontinued operations:
Income (loss) from discontinued operations before income taxes	(2,146)	3,159
Income tax expense (benefit) of discontinued operations	(162)	463

Income (loss) from discontinued operations	(1,984)	2,696

Net income (loss)	$(39)	$5,711

Income per share from continuing operations:
Basic	$0.06	$0.10
Diluted	0.06	0.10
Income (loss) per share from discontinued operations:
Basic	$(0.06)	$0.09
Diluted	(0.06)	0.09
Net income per share:
Basic	$—	$0.19
Diluted	—	0.19
Weighted average shares outstanding:
Basic	30,744	30,744
Diluted	30,746	30,747

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100